Exhibit 10.81

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of October 7, 2018, by and between Rockwell Medical, Inc., a Michigan corporation (the “Company”), and Dr. Ajay Gupta (“Executive”), subject to the terms and conditions defined in this Agreement.

WHEREAS, the Company and Executive desire that Executive continue to be employed by the Company to act as the Company’s Senior Vice President and Chief Scientific Officer, subject to the terms and conditions set forth in this Agreement.  Executive’s employment shall also be subject to such personnel policies and procedures as the Company may from time to time implement;

NOW, THEREFORE, in consideration of the covenants contained herein, and for other valuable consideration, the Company and Executive hereby agree as follows:

1.                                      Certain Definitions.  Certain definitions used herein shall have the meanings set forth on Exhibit A attached hereto.

2.                                      Term of the Agreement.  The term (“Term”) of this Agreement shall commence on October 8, 2018 and shall continue for a term of 36 months (October 8, 2021) or unless terminated as provided in Section 7 hereof.  Following the expiration of the Term, the Executive shall remain an employee at-will of the Company until such time as a new employment agreement is entered into by the parties or either party terminates the employment relationship.  Upon the occurrence of a Change of Control during the Term of this Agreement, including any amendments hereto, this Agreement shall automatically be extended until the end of the Effective Period.  When Executive’s employment with the Company terminates for any reason, Executive acknowledges that he shall immediately be deemed to have resigned any and all officer positions of the Company, as well as any membership on any committees, boards or advisory boards of the Company or any subsidiary or affiliated company.  Executive agrees to sign all documentation evidencing the foregoing as may be presented to Executive for signature by the Company.

3.                                      Executive’s Duties and Obligations.

(a)                                 Duties.  Executive shall serve as the Company’s Senior Vice President and Chief Science Officer.  Executive shall:  (i) report to the President & CEO (the “CEO”); (ii) under the direction of the CEO, participate as a member of executive management of the Company; (iii) be responsible for the general management and affairs of the Company, including but not limited to decisions regarding the strategic direction of its products and services; (iv) serve as the Co-Chairman of the Company’s Science & Technology Committee; and (v) have such other duties and responsibilities as are assigned by the CEO of the Company and are customarily associated with his officer position in a company of the size and nature of the Company, and such additional duties and responsibilities that may, from time to time, be assigned to him by the CEO.

(b)                                 Location of Employment.  Executive’s primary residence is in Las Vegas, Nevada.  Executive may work remotely from any location as long as he makes himself generally available and reasonably accessible to employees of the Company during normal company business hours.  In addition, Executive acknowledges and agrees that the performance by Executive of Executive’s duties shall require frequent travel including, without limitation, overseas travel from time to time.

(c)                                  Confidential Information and Inventions Matters.  In consideration of the covenants contained herein, Executive has executed and agrees to be bound by the Company’s form of Employee Confidentiality, Assignment of Inventions, Non-Interference and Non-Competition Agreement (the “Confidentiality Agreement”), a form of which is attached to this Agreement as Exhibit B.  Executive shall comply at all times with the terms and conditions of the Confidentiality Agreement and all other policies of the Company governing its confidential and proprietary information.  The sixteen (16) exceptions (the “2009 Exceptions”) listed within the EMPLOYEE CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS, NONINTERFERENCE AND NON-COMPETITION AGREEMENT, dated by Executive as of June 15, 2009 are hereby incorporated into the Confidentiality Agreement attached to this Agreement as Exhibit B.

4.                                      Devotion of Time to Company’s Business.

(a)                                 Full-Time Efforts.  During Executive’s employment with the Company, Executive shall devote all of Executive’s time, dedication, commitment, loyalty, attention and efforts to the proper performance of Executive’s implicit and explicit duties and obligations hereunder to the reasonable satisfaction of the Company.

(b)                                 Outside Activities.  During Executive’s employment with the Company, Executive shall not directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, if such services will raise a conflict of interest, or perception thereof, with the Company’s interests or interfere with the Executive’s performance of his duties with the Company; provided, however, that it shall not be a violation or breach of this Agreement for Executive to:  (i) accept speaking or presentation engagements in exchange for honoraria; (ii) serve on boards of charitable organizations or participate in charitable, educational, religious or civic activities; (iii) continue Executive’s existing medical practice (in fields not competing with the Company) on a limited basis as approved by the President and CEO; or (iv) own one percent (1%) or more of the outstanding equity securities of a third party corporation whose stock is listed on a national stock exchange.

(c)                                  Injunctive Relief.  In the event that Executive breaches any provisions of of the Confidentiality Agreement or there is a threatened breach thereof, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained therein.  In the event that an actual proceeding is brought in equity to enforce the provisions of the Confidentiality Agreement, Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

(d)                                 Reformation.  To the extent that the restrictions imposed by the Confidentiality Agreement are interpreted by any court to be unreasonable in geographic and/or temporal scope, such restrictions shall be deemed automatically reduced to the extent necessary to coincide with the maximum geographic and/or temporal restrictions deemed by such court not to be unreasonable.

5.                                      Compensation and Benefits.

(a)                                 Base Compensation.  During the Term, the Company shall pay to Executive base annual compensation (“Base Salary”) of $510,000 payable in accordance with the Company’s regular payroll practices and less all required withholdings benefits as hereinafter set forth in this Section 5.  Executive’s Base Salary shall be reviewed annually and may be increased based on an assessment of Executive’s performance, the performance of the Company, business or economic conditions, the then prevailing salary scales for comparable positions and other relevant factors; ‘provided, however, that any increase in Base Salary shall be solely within the determination of the CEO and approved solely at the discretion of the Board.  Executive’s Base Salary shall not be subject to reduction from the level in effect hereunder.

(b)                                 Bonuses.  During the Term, Executive shall be eligible for year-end bonus, which may be paid in either cash or equity, or both (any such bonus an “Annual Bonus”), with a target of up to 50% of Base Salary (the “Target Bonus”), pursuant to an annual executive bonus plan approved and adopted by the Company on an annual basis, which includes individual and corporate performance goals as recommended by the CEO and approved solely at the discretion of the Board.  Any such Annual Bonus shall contain such rights and features as are typically afforded to other contract executives of the Company.

(c)                                  Long-Term Incentive Grants.  During the Term, Executive shall be eligible for annual long-term incentive grants, which may be paid in either cash or equity, or both (any such grants a “Long-Term Incentive Grant”), as may be awarded pursuant to any applicable individual or corporate goals and approved solely at the discretion of the Board; provided the Board shall be under no obligation whatsoever to grant such discretionary Long-Term Incentive Grants.  Any Long-Term Incentive Grants issued to Executive shall be governed by the Company’s then-applicable long-term incentive plan and any long-term incentive grant agreement(s) under the then applicable long-term incentive plan by which they are issued.

(d)                                 Restricted Stock Units.  In addition, upon execution of this Agreement, the Company shall grant the Executive 100,000 restricted stock units, which shall vest on the 1st anniversary of this Agreement unless the Executive’s employment has been terminated before the 1st anniversary of the Agreement, because of Cause, Death, or Disability.  In the event the Executive’s employment has been terminated before the 1st anniversary of the Agreement for other than Cause or because of Good Reason, then such restricted stock awards shall vest upon September 7, 2019.

(e)                                  Benefits.  During the Term, Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s senior executives or to its employees on substantially the same basis that such benefits are provided to such senior executives (including, without limitation, profit-sharing, savings and other retirement plans (e.g., a 401(k) plan) or programs, medical, dental, hospitalization, vision, short-term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, supplemental long-term disability insurance, allowance for automobile lease, insurance and operating costs, and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded); provided, however, that nothing in this Agreement shall be construed to require the Company to establish or maintain any such plans, programs or arrangements.

(f)                                   Vacations/Paid Time Off.  During the Term, Executive shall be entitled to twenty (20) days paid vacation or Paid Time Off (“PTO”) per year, or such greater amount as may be earned under the Company’s standard PTO policy, to be earned ratably throughout the year.  PTO days may be carried from one year to the next in accordance with the Company vacation policy, provided that the Executive shall not be entitled to accrue a balance of more than five PTO days.

(g)                                  Reimbursement of Business Expenses.  Executive is authorized to incur reasonable expenses in carrying out Executive’s duties and responsibilities under this Agreement and the Company shall reimburse Executive for all such expenses, in accordance with reasonable policies of the Company, including but not limited to business-related air travel, meals and lodging, subject to the approval of the CEO.

6.                                      Change of Control Benefits.

(a)                                 Bonus.  In the event of a Change of Control, Executive shall be eligible for an Annual Bonus for each fiscal year of the Company ending during the Effective Period up to his then Target Bonus, so long as Executive is employed on the last day of such fiscal year.  Such Annual Bonus(es) will be paid no later than the 15th day of the third month following the end of such fiscal year to which such bonus relates.

(b)                                 Long-Term Incentive Grants.  Notwithstanding any provision to the contrary in any of the Company’s long-term incentive plans or in any stock option or restricted stock agreement between the Company and Executive, in the event of a Change of Control, all vested and unvested shares of restricted stock and all vested and unvested options to acquire Company stock and/or restricted stock held by Executive shall be assumed by the successor entity or parent or subsidiary of the successor entity; and further, if the Company is not the surviving entity, Executive shall be entitled to receive in exchange for, or in respect of, all shares of restricted stock and all options in the Company’s common stock, shares and options to acquire shares of the successor entity or parent or subsidiary of the successor entity, or other similar rights that are substantially the economic equivalent of the Executive’s restricted stock and stock options in the Company’s common stock immediately prior to the Change of Control.

7.                                      Termination of Employment.

(a)                                 Termination by the Company for Cause or Termination by Executive without Good Reason, Death or Disability.

(i)                                     In the event of a termination of Executive’s employment by the Company for Cause, a termination by Executive without Good Reason, or in the event this Agreement terminates by reason of the Death or Disability of Executive, Executive shall be entitled to any unpaid compensation accrued through the last day of Executive’s employment, a lump sum payment in respect of all accrued but unused vacation days at Executive’s Base Salary in effect on the date such vacation was earned, and payment of any other amounts owing to Executive but not yet paid, less any amounts owed by Executive to the Company.  Executive shall not be entitled to receive any other compensation or benefits from the Company whatsoever (except as and to the extent the continuation of certain benefits is required by law).

(ii)                                  In the case of a termination due to death or Disability, notwithstanding any provision to the contrary in any stock option or restricted stock agreement between the Company and Executive, all shares of restricted stock and all options to acquire Company stock held by Executive shall accelerate and become fully vested upon the Date of Termination (and all options shall thereupon become fully exercisable), and all stock options shall continue to be exercisable for the remainder of their stated terms.

(b)                                 Termination by the Company without Cause or by Executive for Good Reason.  If the Executive’s employment is terminated by the Company other than for Cause, or if Executive terminates employment with Good Reason, then Executive will receive the amounts set forth in Section 7(a)(i) and, on the condition that the Executive signs a separation agreement containing a plenary release of claims in a form acceptable to the Company within fifty (50) days after the Date of Termination and such plenary release becomes final, binding and irrevocable, the Executive shall also be entitled to receive the following from the Company:

(i)                                     An amount equal to Executive’s Base Salary then in effect for the remainder of the Term of this Agreement payable in equal installments in accordance with the Company’s regular payroll schedule, from the Date of Termination through September 7, 2021 (the “Severance Period”); provided, however, that each installment payable before the plenary release becomes final, binding and irrevocable shall not be paid to the Executive until such plenary release becomes final, binding and irrevocable (at which time all such amounts that would have been paid but for the delay described in this clause (i) shall be paid);

(ii)                                  During the Severance Period, if Executive elects to continue Company medical benefits through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the cost of such continued health care coverage for Executive (and any eligible dependents if Executive has elected dependent coverage prior to termination) for up to eighteen (18) months.  The Company’s obligation under this Section 7(b)(ii) shall terminate or be reduced to the extent that substantially similar coverage (determined on a benefit-by-benefit basis) are provided to the Executive by Medicare, or by a subsequent employer;

(iii)                               Upon the date that the plenary release becomes final, binding and irrevocable, notwithstanding any provision to the contrary in any stock option or restricted stock agreement between the Company and the Executive, the Executive’s existing stock options shall immediately vest upon the Date of Termination if such stock options have not otherwise previously vested and all vested stock options to acquire Company stock and all other similar vested equity awards held by the Executive as of the Date of Termination shall continue to be exercisable for a period of two (2)-years from the Date of Termination, subject to the ultimate expiration date of such awards;

(iv)                              Upon the date that the plenary release becomes final, binding and irrevocable, notwithstanding any provision to the contrary in the performance-based restricted stock agreement issued to Executive on or about March 15, 2017 (“2017 Performance-Based Restricted Stock Award”), the 2017 Performance-Based Restricted Stock Award shall continue to be eligible to vest for a period of two (2)-years from the Date of Termination, provided that the performance vesting terms thereof are achieved by the Company during such period and such awards have not otherwise expired; and

(v)                                 Notwithstanding the foregoing, if Executive engages in a material breach of any provision of this Agreement or the Executive’s Confidentiality Agreement during the Severance Period (or the period applicable to such obligation, if shorter or longer), and such breach is not cured within five business days after receipt from the Company of notice thereof, then the Company’s continuing obligations under this Section 7(b) shall cease as of the date of the breach and the Executive shall be entitled to no further payments hereunder.

(c)                                  Termination in connection with a Change of Control.  In the event of a Change of Control, and if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the Effective Period, then Executive shall be entitled to receive the following from the Company:

(i)                                     All amounts and benefits described in Section 7(a)(i) above;

(ii)                                  Within ten (10) days after the Date of Termination, a lump sum cash payment equal to the Target Bonus multiplied by the fraction obtained by dividing the number of days Executive was employed during the calendar year in which the Date of Termination occurs by 365;

(iii)                               Within ten (10) days after the Date of Termination, a lump sum cash payment in an amount equal to one times (lx) the sum of (A) Executive’s Base Salary then in effect, plus (B) 50% of Executive’s Target Bonus; provided, however, that if Executive’s employment is terminated prior to the consummation of a Change of Control but under circumstances that would cause the Change of Control Date to precede the date that the Change of Control is consummated, such amount will be paid in equal installments in accordance with the Company’s regular payroll schedule over the Severance Period described in Section 7(b)(ii), subject to all remaining installments being paid in a lump sum on the Change in Control Date;

(iv)                              If Executive elects to continue Company medical benefits under COBRA, the Company shall reimburse Executive for the cost of such continued health care coverage for Executive (and any eligible dependents if Executive has elected dependent coverage prior to termination) for up to eighteen (18) months.  The Company’s obligation under this Section 7(b)(iii) shall terminate or be reduced to the extent that substantially similar coverage (determined on a benefit-by-benefit basis) are provided to the Executive by Medicare or by a subsequent employer;

(v)                                 Notwithstanding any provision to the contrary in any stock option or restricted stock agreement between the Company and Executive, all shares of restricted stock and all options to acquire Company stock (or restricted shares and options to acquire shares of a successor entity or parent or subsidiary of the successor entity issued or substituted for restricted shares and options to acquire Company stock pursuant to this Agreement [Section 6(b) hereof]) held by Executive shall accelerate and become fully vested upon the Date of Termination and all restrictions thereon shall be lifted, and all stock options shall continue to be exercisable for the remainder of their stated terms; and

(vi)                              Notwithstanding the foregoing, if Executive engages in a material breach of any provision of this Agreement or Executive’s Confidentiality Agreement during the Severance Period, and such breach is not cured within five business days after receipt from the Company of notice thereof, then the Company’s continuing obligations under this Section 7(c) shall cease as of the date of the breach and the Executive shall be entitled to no further payments or benefits hereunder.

8.                                      Notice of Termination.

(a)                                 Any termination of Executive’s employment by the Company for Cause, or by Executive for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 12.  For purposes of this Agreement, a “Notice of Termination” means a written notice that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment and specifies the effective date of the termination.  The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of the party giving the Notice of Termination hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.

(b)                                 A termination of employment by Executive will not be deemed to be for Good Reason unless Executive gives the Notice of Termination provided for herein within 30 days after Executive has actual knowledge of the act or omission of the Company constituting such Good Reason and Executive gives the Company a 30-day cure period to rectify or correct the condition or event that constitutes Good Reason and Executive delivers final Notice of Termination within 30 days of the date that Company’s failure to cure deadline has expired.

9.                                      Mitigation of Damages.  Executive will not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise.  Except as otherwise provided in Sections 7(b)(iv) and 7(c)(iv), the amount of any payment or benefit provided for under this Agreement will not be reduced by any compensation or benefits earned by Executive as the result of self-employment or employment by another employer or otherwise.

10.                               Excess Parachute Excise Tax.

(a)                                 Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction.  Unless otherwise elected by the Executive to the extent permitted under Code Section 409A, the Company shall reduce or eliminate the Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code.

(b)                                 All determinations required to be made under this Section 10, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.

11.                               Legal Fees.  All reasonable legal fees paid by Executive pursuant to any claim, dispute or question of interpretation relating to this Agreement shall be reimbursed by the Company if the Executive is successful on the merits, pursuant to a legal judgment.  If Executive is unsuccessful on the merits pursuant to a legal judgment, then the Company shall be reimbursed by the Executive for all reasonable legal fees paid by the Company.  Except as provided in this Section 11, each party shall be responsible for its own legal fees and expenses in connection with any claim or dispute relating to this Agreement.

12.                               Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by email, hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Board or the Company:

Rockwell Medical, Inc.
30142 Wixom Road
Wixom, Michigan 48393
Attn:  President

if to Executive:

Dr. Ajay Gupta
2505 Seascape Drive
Las Vegas, Nevada 89128

With a Copy to:

Holley Driggs Walch
400 South Fourth Street, Suite 300
Las Vegas, Nevada 89101
Attn:  James D. Boyle, Esq.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

13.                               Withholding.  The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

14.                               Entire Agreement.  This Agreement, together with agreements attached as Exhibits A and B contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements, written or oral, with respect thereto.

15.                               Mediation.

(a)                                 If the parties are unable to resolve any dispute or claim relating directly or indirectly to this Agreement or any dispute or claim between Executive and the Company or its officers, directors, agents, or employees (a “Dispute”), then either party may require the matter to be mediated by sending written notice of such election to the other party clearly marked “Mediation Demand.” Such Dispute shall be mediated by the parties within forty-five (45) days of the date of the Mediation Demand.

16.                               Miscellaneous.

(a)                                 Governing Law.  This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of Michigan without regard to the application of choice of law rules.  The parties submit to the exclusive jurisdiction of the state or federal courts of the State of Delaware for all disputes that were not resolved in Mediation and arise out of or relate to this Agreement.  The parties hereby waive and agree not to assert in any action, suit or proceeding between the parties arising out of or relating to this Agreement that such action, suit or proceeding may not be brought or is not maintainable in the State of Delaware, or that such forum is inconvenient or that venue is improper.  The parties agree any such suit may be removed to federal court.

(b)                                 Amendments.  No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(c)                                  Severability.  If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(d)                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive (including the Beneficiary) and the successors and assigns of the Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.  Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

(e)                                  Successors and Assigns.  Except as provided in Section 16(d) in the case of the Company, or to the Beneficiary in the case of the death of Executive, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

(f)                                   Remedies Cumulative; No Waiver.  No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

(g)                                  Survivorship.  Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the termination of this Agreement shall survive such termination.

(h)                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.  Signatures to this Agreement may be delivered by any electronic means.

17.                               At-Will Employment.  Nothing contained in this Agreement will be construed as a right of Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge Executive with or without Cause, subject to the provisions hereof governing severance payments and other rights of Executive following termination.

18.                               Section 409A of the Code.  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent.  Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

(a)                                 Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of Executive’s termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to Executive’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s separation from service, and (ii) the date of Executive’s death (the “Delay Period”).  On the first day of the seventh month following the date of Executive’s separation from service or, if earlier, on the date of Executive’s death, all payments delayed pursuant to this Section 18(a) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due to Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b)                                 To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to Executive for Federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.  With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.  Any tax gross-ups provided for under this Agreement shall in no event be paid to Executive later than the December 31 of the calendar year following the calendar year in which the taxes subject to gross-up are incurred or paid by Executive.

(c)                                  If any amount under this Agreement is to be paid in two or more installments, for purposes of Code Section 409A each installment shall be treated as a separate payment.

19.                               Executive Acknowledgement.  Executive hereby acknowledges that Executive has read and understands the provisions of this Agreement, that Executive has been given the opportunity for Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that Executive has received a copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first above written.

ROCKWELL MEDICAL, INC.		EXECUTIVE

By:	/s/ Benjamin Wolin	/s/ Ajay Gupta
Name:	Benjamin Wolin	Dr. Ajay Gupta
Title:	Chairman

EXHIBIT A

(a)                                 “Beneficiary” means any individual, trust or other entity named by Executive to receive the payments and benefits payable hereunder in the event of the death of Executive.  Executive may designate a Beneficiary to receive such payments and benefits by completing a form provided by the Company and delivering it to the General Counsel or Secretary of the Company.  Executive may change his designated Beneficiary at any time (without the consent of any prior Beneficiary) by completing and delivering to the Company a new beneficiary designation form.  If a Beneficiary has not been designated by Executive, or if no designated Beneficiary survives Executive, then the payment and benefits provided under this Agreement, if any, will be paid to Executive’s estate, which shall be deemed to be Executive’s Beneficiary.

(b)                                 “Cause” means:  (i) Executive’s willful failure to perform Executive’s duties under the Agreement or willful failure to comply with an express written directive of the CEO or Board relating to Executive’s duties (other than as a result of Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the CEO or the Board (or a committee thereof) which specifically identifies the duties that the Company believes that Executive has willfully failed to perform and/or the directive with which the Company believes he willfully failed to comply with a Board directive and Executive has been provided a reasonable opportunity to cure the failure; (ii) the conviction of Executive or the entering of a guilty plea or a plea of no contest by Executive to a felony; (iii) Executive’s activity in illegal, fraudulent, embezzlement, dishonest or gross misconduct which is injurious to the Company as proven by clear and convincing evidence; (iv) material breach of the Master Services and IP Agreement between Rockwell Medical, Inc., Charak LLC and Dr. Ajay Gupta dated October 8, 2018 or any of the 2018 Agreements identified therein, by Executive.

(c)                                  “Change of Control” means the occurrence of any one of the following events:

(i)                                     any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, an underwriter temporarily holding securities pursuant to an offering of such securities or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, directly or indirectly (x) acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities or; (y) acquires within a 12 consecutive month period “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 35% of the combined voting power of the Company’s then outstanding securities;

(ii)                                  persons who comprise a majority of the Board are replaced during any 12 consecutive month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election;

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(iii)                               the consummation of a reorganization, merger, statutory share exchange, consolidation or similar corporate transaction (each, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the voting securities of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such Business Combination; or

(iv)                              any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) acquires all or substantially all of the assets of the Company within any 12 consecutive month period.

Notwithstanding the foregoing, none of the foregoing events shall constitute a Change of Control of the Company unless such event also constitutes a change in ownership of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v), a change in the effective control of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi) or a change in ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).

(d)                                 “Change of Control Date” means any date after the date hereof on which a Change of Control occurs; provided, however, that if a Change of Control occurs and if Executive’s employment with the Company is terminated or an event constituting Good Reason (as defined below) occurs prior to the Change of Control, and if it is reasonably demonstrated by Executive that such termination or event (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or (ii) otherwise arose in connection with or in anticipation of the Change of Control then, for all purposes of this Agreement, the Change of Control Date shall mean the date immediately prior to the date of such termination or event.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f)                                   “Date of Termination” means the date specified in a Notice of Termination pursuant to Section 8 hereof, or Executive’s last date as an active employee of the Company before a termination of employment due to death, Disability or other reason, as the case may be.

(g)                                  “Disability” means a mental or physical condition that renders Executive substantially incapable of performing his duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for three or more consecutive months or for a total of six months during any 12 consecutive months.

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(h)                                 “Effective Period” means the period beginning on the Change of Control Date and ending 18 months after the date of the related Change of Control.

(i)                                     “Good Reason” means, unless Executive has consented in writing thereto, the occurrence of any of the following:  (i) the assignment to Executive of any duties materially inconsistent with Executive’s position under this Agreement, including any material change in authority, duties or responsibilities, or other action which results in a substantial or material diminution in Executive’s duties or responsibilities; (ii) a reduction in Executive’s Base Salary by the Company of more than 5%, unless such reduction is made proportionately in connection with broader salary reductions among all of the Company’s executive officers or agreed to by Executive; (iii) the relocation of Executive’s office to a location more than 50 miles from Las Vegas, Nevada without Executive’s consent; (iv) the failure of the Company to comply with the provisions of Section 5 in any material respect; (v) the failure of the Company to obtain the assumption in writing of the Company’s obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days before the closing of a Business Combination or a sale or other disposition of all or substantially all of the assets of the Company; (vi) material breach of the Master Services and IP Agreement between Rockwell Medical, Inc., Charak LLC and Dr. Ajay Gupta dated October 8, 2018 or any of the 2018 Agreements identified therein by the Company or its affiliates.

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EXHIBIT B
EMPLOYEE CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS,
NON-INTERFERENCE AND NON-COMPETITION AGREEMENT

The following is an agreement (“Agreement”) is made as of October 7, 2018 between Rockwell Medical, Inc., a Michigan corporation (the “Company”), and any successor in interest, and me, Dr. Ajay Gupta and this Agreement is a material part of the consideration for my Employment Agreement with the Company:

1.                                      Job Title and Responsibility.  I understand that my job title with the Company will be Senior Vice President and Chief Science Officer.  My job duties and responsibilities will be those set forth in my Employment Agreement with the Company.

2.                                      Consideration.  I understand that the consideration to me for entering into this Agreement is my Employment Agreement with the Company, and I agree that this consideration is fully adequate to support this Agreement.

3.                                      Proprietary Information.  I acknowledge that the Company is engaged in a continuous program of research, development and production.  I also acknowledge that the Company possesses or has rights to secret, private, confidential information and processes (including processes and information developed by me during my employment by the Company) which are valuable, special and unique assets of the Company and which have commercial value in the Company’s business (“Proprietary Information”).  Proprietary Information includes, but is not limited to, information and details regarding the Company’s business, trade or business secrets, inventions, intellectual property, systems, policies, records, reports, manuals, documentation, models, data and data bases, products, processes, operating systems, manufacturing techniques, research and development techniques and processes, devices, methods, formulas, compositions, compounds, projects, developments, plans, research, financial data, personnel data, internal business information, strategic and staffing plans and practices, business, marketing, promotional or sales plans, practices or programs, training practices and programs, costs, rates and pricing structures and business methods, computer programs and software, customer and supplier identities, information and lists, confidential information regarding customers and suppliers, and contacts at or knowledge of Company suppliers and customers or of prospective or potential customers and suppliers of the Company.

4.                                      Obligation of Confidentiality.  I understand and agree that my employment creates a relationship of confidence and trust between the Company and me with respect to (i) all Proprietary Information, and (ii) the confidential information of others with which the Company has a business relationship.  At all times, both during my employment by the Company and after the termination of my employment (whether voluntary or involuntary), I will keep in confidence and trust all such information, and I will not use, reveal, communicate, or disclose any such Proprietary Information or confidential information to anyone or any entity, without the written consent of the Company, unless I am ordered to make disclosure by a court of competent jurisdiction.

5.                                      Ownership, Disclosure and Assignment of Proprietary Information and Inventions.  In addition, I hereby agree as follows:

(a)                                 Ownership and Assignment.  All Proprietary Information is, and shall be, the sole and exclusive property of the Company and its successors and assigns, and the Company and its successors and assigns shall be the sole and exclusive owner of all Proprietary Information, including, but not limited to, trade secrets, inventions, patents, trademarks, copyrights, and all other rights in connection with such Proprietary Information.  I agree that I have no rights in Proprietary Information.  I hereby assign, and shall assign, to the Company and its successors and assigns any and all rights, title and interest I may have or acquire in Proprietary Information.  Any copyrightable work prepared in whole or in part by me in the course of my employment shall be deemed “a work made for hire” under applicable copyright laws, and the Company and its successors and assigns shall own all of the rights in any copyright.

(b)                                 Return of Materials and Property.  All documents, records, apparatus, equipment, databases, data and information, whether stored in physical form or by electronic means, and all electronic, computer, intellectual, and physical property (“Materials and Property”), whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with employment, shall be and remain the sole and exclusive property of the Company.  I shall return to the Company all Materials and Property as and when requested by the Company.  Even if the Company does not so request I shall return all Materials and Property upon termination of employment by me or by the Company for any reason_ and I will not take with me any Materials and Property, or any reproduction thereof, upon such termination.

(c)                                  Notification.  During the term of my employment and for one (1) year thereafter, I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, intellectual property, works of authorship, formulas, ideas, processes, techniques, discoveries, developments, designs, devices, innovations, know-how and data, and creative works in which copyright and/or unregistered design rights will subsist in various media (collectively, “Inventions”), whether or not such Inventions are patentable, which I make or conceive, contribute to, reduce to practice, or learn, either alone or jointly with others, during the term of my employment.

(d)                                 Ownership of Inventions.  I agree and acknowledge that all Inventions which I make, conceive, develop, or reduce to practice (in whole or in part, either alone or jointly with others) at any time during my employment by the Company, and (i) which were created using the equipment, supplies, facilities or trade secret information of the Company; or (ii) which were developed during applicable Company business hours for which I was compensated by the Company; or (iii) which relate, at the time of conception, creation, development or reduction to practice, to the business of the Company or to its actual or demonstrably anticipated research and development; or (iv) which result from any work performed by me for the Company, shall be the sole and exclusive property of the Company and its successors and assigns (and to the fullest extent permitted by law shall be deemed works made for hire), and the Company and its successors and assigns shall be the sole and exclusive owner of all Inventions, patents, copyrights and all other rights in connection therewith.  I hereby assign to the Company any and all rights I may have or acquire in such Inventions.  I agree that any such Invention required to be disclosed under paragraph (c), above, within one (1) year after the termination of my employment shall be presumed to have been conceived or made during my employment with the Company and will be assigned to the Company unless and until I prove and establish to the contrary.

(e)                                  Assistance and Cooperation.  With respect to Inventions described in paragraph (d), above, I will assist the Company in every proper way (but at the Company’s expense) to obtain, and from time to time enforce, patents, copyrights or other rights on these Inventions in any and all countries, and will execute all documents reasonably necessary or appropriate for this purpose.  This obligation shall survive the termination of my employment.  In the event that the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes (including renewals, extensions, continuations, divisions or continuations in part), I hereby irrevocably designate and appoint the Company, and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.

(f)                                   Exempt Inventions.  I understand that this Agreement does not require assignment of an Invention for which no equipment, supplies, facilities, resources, or trade secret information of the Company was used and which was developed entirely by me on my own time, unless the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development.  However, I will disclose to the Company any Inventions I claim are exempt, as required by paragraph (c) above, in order to permit the Company to determine such issues as may arise.  Such disclosure shall be received in confidence by the Company.

6.                                      Prior Inventions.  As a matter of record, I attach hereto as Appendix A the EMPLOYEE CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS, NON-INTERFERENCE AND NON-COMPETITION AGREEMENT dated by me as of June 16, 2009, and Appendix B which incorporates a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment with the Company, that I desire to remove from the operation of this Agreement, and I covenant that such list is complete.  The Company neither agrees nor disagrees with respect to the inclusion of the inventions or improvements pursuant to this Section 6.

7.                                      Other Business Activities.  Other than as provided and permitted in Section 4(b) of the Employment Agreement, during the term of my employment, I will not engage in any business activity or employment which is in competition with, or is related to, the Company’s business or its actual or demonstrably anticipated research and development, or that will affect in any manner my ability to perform fully all of my duties and responsibilities for the Company.  Notwithstanding anything else to the contrary in this our any other agreement, I am free and authorized to continue to own, operate and manage Charak, LLC consistent with the business activities of that entity as heretofore conducted.

8.                                      Non-Interference and Non-Solicitation of Employees, Customers and Others.

(a)                                 While I am employed with the Company and during an applicable Severance Period (as defined in my Employment Agreement) and for a period of one (1) year from the termination of my employment, or from the end of the Severance Period (the “Restricted Period”), whether the termination is by me or the Company, I will not, and will not attempt to directly or indirectly do any one or more of the following:  (i) induce, encourage or solicit any employee, consultant, or independent contractor of the Company to leave the Company for any reason, unless specifically requested to take such action in writing by the Company; or (ii) employ, retain, or engage any employee, consultant, or independent contractor of the Company.  For purposes of this Section 8(a), the terms “employee”, “consultant” and “independent contractor” shall include those who served in such capacities during within six (6) months preceding the date of the termination of my employment.

(b)                                 During the Restricted Period, I will not, and will not attempt to, directly or indirectly induce any customer, supplier, agent, vendor, distributor, or other contracting party of the Company to whom I was introduced or had contact with by reason of my employment with the Company to reduce its patronage of the Company or to terminate any written or oral agreement or understanding, or any other business relationship with the Company.

9.                                      Non-Competition During and After Employment.  During the Restricted Period, I will not directly or indirectly, in any individual or representative capacity without the prior written consent of the Company, be an employee, employer, consultant, agent, lender, investor, principal, partner, stockholder, corporate officer or director of a Competitor.  I understand and agree that the restrictions in this paragraph are necessary and reasonable to protect the legitimate business interests of the Company.  For purposes of this Agreement, the term “Competitor” shall include any company or other entity engaged in developing or commercializing any one or more of the following:  (i) drug products, drug therapies and concentrates/dialysates that target end-stage renal disease and chronic kidney disease resulting in the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis or (ii) any product or process developed and commercialized, or under development in whole or in part, by the Company during my employment that I was involved in developing, creating or marketing as an employee of the Company.

10.                               Obligations to Former Employers.  I represent that my execution of this Agreement, my employment with the Company, and my performance of my duties and proposed duties to the Company will not violate any obligations or agreements I have, or may have, with any former employer or any other third party, including any obligations and agreements requiring me not to compete or to keep confidential any proprietary or confidential information.  I have not entered into, and I will not enter into, any agreement which conflicts with this Agreement or that would, if performed by me, cause me to breach this Agreement.  I further represent that I have no knowledge of any pending or threatened litigation to which the Company may become a party by virtue of my employment with the Company.  I further agree to immediately inform the Company of any such pending or threatened litigation should it come to my attention during the course of my employment.  I also represent that I have provided to the Company for its inspection before I signed this Agreement all confidentiality, non-compete, non-solicitation, and all other employment-related agreements and obligations to which I am bound.

11.                               Confidential Information of, and Agreements with, Former Employers.  In the course of performing my duties to the Company, I will not utilize any trade secrets, proprietary or confidential information of or regarding any former employer or business affiliate, nor violate any written or oral, express or implied agreement with any former employer or other third party.

12.                               United States Government Obligations.  I acknowledge that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

13.                               Remedies.  I acknowledge that my failure to comply with, or my breach of, any of the terms and conditions of this Agreement shall irreparably harm the Company, and that money damages would not adequately compensate the Company for this harm.  Accordingly, I acknowledge that in the event of a threatened or actual breach by me of any provision of this Agreement, in addition to any other remedies the Company may have at law, the Company shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy then available, without requiring the Company to post any bond.  I agree that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such threatened or actual breach, including money damages, and I agree that the Company shall be entitled to recover from me any attorney’s fees it incurs in enforcing the terms of this Agreement.

14.                               Not an Employment Agreement.  I acknowledge and agree that this Agreement is not a contract of employment for any specific period of time.

15.                               Miscellaneous.

(a)                                 Reformation and Severability.  If any provision of this Agreement is held to be invalid or unenforceable under applicable law, such provision shall be reformed and/or construed, if possible, to be enforceable under applicable law; otherwise, such provision shall be excluded from this Agreement and the balance of the Agreement shall remain fully enforceable and valid in accordance with its terms.

(b)                                 No Waiver.  No delay or omission by the Company in exercising any right hereunder will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(c)                                  Reassignment.  I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employment I may be transferred, without the necessity that this Agreement be reassigned at the time of such transfer.

(d)           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan (but not the law or principles of conflict of laws).  The parties submit to the exclusive jurisdiction of the state or federal courts of Delaware for all disputes arising out of or relating to this Agreement, and hereby waive, and agree not to assert, in any action, suit, or proceeding between the parties arising out of or relating to this Agreement that the action, suit, or proceeding may not be brought or is not maintainable in such courts, that this Agreement may not be enforced by such courts, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that the action, suit, or proceeding, if brought in Delaware state court, may be removed to federal courts.

(e)           Effective Date.  This Agreement shall be effective as of the date of my Employment Agreement with the Company, shall be binding upon me, my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company and its successors and assigns.

(f)            Entire Agreement.  This Agreement, together with my Employment Agreement with the Company, contains the entire agreement of the parties relating to the subject matter herein, and may not be waived, changed, extended or discharged except by an agreement in writing signed by both parties.

(g)           Acknowledgement.  I acknowledge and agree that I have fully read and that I understand all of the terms and provisions of this Agreement, that I have had the opportunity to consult with an attorney and to discuss this Agreement with an attorney, that I have had any questions regarding the effect of this Agreement or the meaning of its terms answered to my satisfaction, and, intending to be legally bound hereby, I freely and voluntarily sign this Agreement.

Rockwell Medical, Inc

By:	/s/ Ajay Gupta	By:	/s/ Benjamin Wolin
	Dr. Ajay Gupta	Name:	Benjamin Wolin
		Title:	Chairman

APPENDIX A to the EMPLOYEE CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS, NON-INTERFERENCE AND NON-COMPETITION AGREEMENT -executed Oct. 7, 2018

EMPLOYEE CONFIDENTIAL INFORMATION NON-COMPETE
AND INVENTION AGREEMENT

Whereas, I am about to enter or continue in the employment of ROCKWELL MEDICAL TECHNOLOGIES, INC.*(hereinafter called “the Company”), a corporation duly organized under and pursuant to the laws of the State of Michigan and having its corporate offices at 30142 Wixom Road, Wixom, Michigan 48393, and in such employment will or may become informed as to many of its procedural, commercial and technical needs, problems, developments and projects, as well as activities directed thereto;

Now, therefore, in consideration of the premises and of said employment being given or continued and the compensation therein;

PATENTS, COPYRIGHTS AND INTELLECTUAL PROPERTY

1.             I hereby agree, for myself, my heirs, personal representatives, successors and assigns, to assign, transfer and set over, and I do hereby assign, transfer and set over to the Company, its successors and assigns, all my rights, title and interest in designs, ideas, inventions, improvements, writings and other works of authorship, theses, books, computer programs, lectures, and to any and all creations which are or may become legally protectible or recognized as forms of property including all illustrations, photographs, motion pictures, scientific and mathematical models, prints, and any other subject matter which is or may become legally protectible or recognized as a form of property which I, either solely or jointly with others, have conceived, made, or suggested, or may hereafter conceive, make or suggest, during my employment by the Company or its successors and the two-year period next following the termination of such employment, and which in any way relate directly or indirectly to its business, procedural, technical or commercial needs, problems, developments or projects or to its production, research or experimental developments and projects of every name and nature under consideration and/or being carried on by or for Company prior to termination of my employment or which in any way are likely to be of benefit to the Company provided such designs, ideas, inventions, improvements and other creations are originated, created, developed or perfected (a) in the performance of the general duties for which I am employed, or (b) with the use of any time, material, or facilities’of the Company, or (c) which relate to any apparatus, machine, method, composition, of the Company’s ,field of activity or of the same general character during my employment including the subject matter of any manufacturing, selling, testing, research, or experimental activity.

2.             All designs, ideas, inventions, improvements, and other creations made or owned by me before becoming an employee of the Company and which I desire to be exempt from this agreement are listed on the rear hereof and authorized for exclusion by this signature of an, Officer of the Company.  (If you do not have any such designs, ideas, inventions, improvements, or other creations, write “none” on this line: See attached.

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3.             I further agree to execute, acknowledge, make and deliver to the Company or its attorneys without additional compensation but without expense to me, any and all instruments, including United States and foreign patent applications, applications for securing, protecting or registering any property rights embraced within this agreement, powers of attorney, assignments, oaths or affirmations, supplemental oaths and sworn statements, and to do any and all lawful acts which in the judgment of the Company or its attorneys may be needful or desirable to vest in or secure for or maintain for the benefit of the Company adequate patent and other property rights in the United States and all foreign countries with respect to, any and all such designs, ideas, inventions, improvements, and other creations embraced within this agreement, whether published or unpublished and whether or not the subject of statutory industrial property or copyright protection.

4.             I further agree to disclose promptly to the Company or its attorneys, any and all such ideas, designs, inventions, improvements, and other creations when conceived or made by me and to report promptly to the Company all information of which I may become aware during my employment and which may be of benefit to the Company or which may prevent or minimize loss by the Company and of which the Company may not otherwise have knowledge.

5.             Through my employment with the Company, I understand that I may be exposed to and entrusted with great amounts of confidential information concerning, among other things, the Company’s (a) customer lists, clients, contacts and prospects; (b) personnel resources and training techniques; © business, management, pricing, advertising and financial structures; and (d) other data pertaining to the Company’s operations.  Such information is highly confidential and represents the property and trade secrets of the Company.  Further, the parties acknowledge that if this confidential information was divulged to, or otherwise used by, anyone outside of the Company’s operations, it would cause irreparable harm and financial loss to the Company.

Therefore, I agree that I will not, while in the Company’s employ, either directly or indirectly, either myself or with any other person, business or entity, engage in any activity whatsoever which is competitive or is in the same line of business as that of the Company..  In addition, I hereby warrant that during the period of my employment with the Company, or any time thereafter, I will not divulge to any other person, firm, or corporation, either directly or indirectly, whether obtained before, during or after my employment with the Company, the following:

A.            The names and/or addresses of the Company’s customers, clients, suppliers, business contacts and prospects;

B.            The names and/or addresses of the Company’s employees, agents or personnel resources;

C.            The method of marketing employed or later developed by the Company in promoting its services;

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D.            The Company’s pricing system and how the Company determines the prices of its services and/ or wages of its employees, agents or personnel;

E.            The services offered by the Company or that are, or will be, developed and/or offered by the Company;

F.             The price of any of the Company’s services;

G.            The wages and benefits paid to the Company’s employees and agents;

H.            The types and amounts of expenses incurred or profits made by the Company in its operations;

I.             The techniques, business methods, management and financial expertise of the Company; and

J.             Any other information which the Company deems confidential and secret, of which I may become aware.  In addition, during my employment and the time thereafter, all information listed above shall be considered a trade secret and the property of the Company and any and all records, papers, documents and/or copies thereof pertaining to such information shall be returned immediately upon the termination of my employment.

6.             Restriction on Competition.

A.            Scope of Restraint.  I hereby agree that I shall not, directly, or indirectly (whether as an employee, agent, consultant, joint venture, partner, lender, investor, owner, shareholder, director, officer or in any other capacity):  induce or solicit or attempt to induce or solicit, any customers or clients of the Company, or prospects developed by or on behalf of the Company at the date hereof or in the future (all of which are hereinafter referred to collectively as “Customers”) to purchase or obtain those services from any business or organization other than from the Company;

i.              induce or solicit or attempt to induce or solicit, any customers or client of the Company, or prospects developed by or on behalf of the Company at the date hereof or in the future (all of which are hereinafter referred to collectively as “Customers”) to purchase or obtain those services from any business or organization other than from the Company;

ii.             induce, solicit, divert, take away or attempt, to induce, solicit, divert or take away any, employee of the Company, or prospective employee with whom employer had contact with within the past twelve (12) months, including, but not limited to leased or retained employees, agents and contractors of the Company, at the date hereof or in the future (all of which are hereinafter referred to collectively as “Employees”) to become an employee of, be the agent for, become affiliated with or be a consultant or contractor to, any other business, organization or entity other than the Company;

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iii             induce, canvass, solicit, divert, take away, accept or attempt to induce, canvass, solicit, divert, take away or accept any business from any of the Company’s Customers;

iv.            request or advise any Customers to withdraw, curtail or cancel such Customers business or affiliation with the Company or request or advise any Employees to withdraw, curtail, terminate or cancel their employment or association with the Company;

v.             disclose to any person, firm, corporation or any other business entity the names or addresses of any of the Customers or Employees of the Company or services offered by the Company;

Services, as used in this Agreement, are defined as any services offered by the Company under its own name or under an assumed name or affiliated entity, at the date hereof or those to be offered in the future by the Company.

B.            Duration and Geographic Area.  I, hereby agree to restrain from those activities enumerated in Paragraph 6A, above, while I am employed by the Company in any capacity and for three (3) years from the date of my termination of employment for whatever reason with the Company, anywhere the Company does business.

C.            Injunctive Relief.  As irreparable damage will result to the Company in the event of a threatened or actual breach of any of the provisions of this Agreement, in the event of a threatened or actual breach, in whole or in part, of the provisions of this Agreement, the Company shall be entitled to injunctive relief restraining me from such a breach in addition to any and all other legal or equitable remedies and damages available to the Company.  I acknowledge and understand that an adequate remedy at law does not exist.  Should injunctive relief become necessary to enforce this Agreement, I shall be liable for the payment of the attorney fees incurred by the Company in seeking the injunctive relief.

D.            Severability.  It is intended that the subparagraphs of this paragraph 4 shall be separable, and if the restraint in one or more of said subparagraphs shall be held to be invalid by a court of final, competent jurisdiction, this Paragraph shall be considered to be amended to exclude any such invalid subparagraphs or portions thereof held invalid, and ‘there shall be substituted therefore the maximum possible restraint, it being the intent of the parties hereto to give the maximum permitted effect to the restrictions set forth herein.  I agree that the confidentiality provisions in Paragraph 5, the scope of restrictions in Paragraph 6A and the time limitations in paragraph 6B are necessary for the protection of the Company; however, if a court of competent jurisdiction finds them invalid, I agree to any reduced confidentiality, time or scope limitations that would not be held invalid.

7.             As irreparable damage will result to the Company in the event of a threatened or actual breach of any of the provisions of this Agreement, in the event of a threatened or actual breach, in whole or in part, of the provisions of this Agreement, the Company shall be

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entitled to injunctive relief restraining me from such a breach in addition to any and all other legal or equitable remedies and damages available to the Company.  I acknowledge and understand that an adequate remedy at law does not exist.  Should injunctive relief become necessary to enforce this Agreement, I understand and agree that I shall be liable for the payment of reasonable attorney fees incurred by the Company in seeking injunctive relief.

8.             I hereby acknowledge receipt of a copy of this agreement, and I agree that this agreement supersedes all earlier employee confidential information, non-compete and invention agreements made between me and the Company without extinguishing or diminishing in any manner whatsoever rights heretofore acquired by it under any such previous or current contract or covenant or otherwise; and this agreement shall continue in full force and effect so long as I shall be employed by the Company under any present and/or future contract(s), written or unwritten (and for the additional periods set forth herein).

9.             The unenforceability or nullity of any of the foregoing provisions, either in whole or in part, shall not render any other unenforceable or null and void.

10.          This agreement and the construction thereof shall be governed by the substantive laws of the State of Michigan (and not the conflict of law rules).  Any legal proceedings between the parties shall be brought and conducted only in a court of the State of Michigan in the county in which the Company’s principal place of business is located or the United States Federal District Court for the Eastern District of Michigan.

The terms of this Agreement are effective as to me, my heirs, personal representatives, successors and assigns, and as to the Company, its successors and assigns.

EMPLOYEE’S SIGNATURE:	/s/ Ajay Gupta

EMPLOYEE’S NAME:	Ajay Gupta, MD

DATE:	6/16/2009

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